                                                                     EXHIBIT 5.1

                               HALE AND DORR LLP
                              Counsellors At Law
                 60 State Street, Boston, Massachusetts  02109
                      TEL 617-526-6000 * FAX 617-526-5000

                                 June 23, 2000

Prime Response, Inc.
150 CambridgePark Drive
Cambridge, Massachusetts 02140

     Re:  1998 Stock Option/Stock Issuance Plan
          -------------------------------------

Ladies and Gentlemen:

     We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of 3,273,225 shares of Common Stock, $0.01 par value per share (the "Shares"), of Prime Response, Inc., a Delaware corporation (the "Company"), issuable under the Company's 1998 Stock Option/Stock Issuance Plan (the "Plan").

     We have examined the Certificate of Incorporation and By-Laws of the Company, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

     We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

     We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Prime Response, Inc.
June 23, 2000
Page 2

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                        Very truly yours,


                                        /s/ Hale and Dorr LLP

                                        Hale and Dorr LLP